Name of Registrant:
Templeton Dragon Fund, Inc.

File No. 811-08394

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Dragon Fund, Inc. (the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street, Fort Lauderdale,
Florida, on May 25, 2012. The purposes of the meeting was to elect four
(4) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2012. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Ann Torre Bates, David W. Niemiec, Frank A. Olson, and Robert E. Wade* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:



Prosposal 1.  The election of four Directors:


                           % of        % of              % of     % of Shares
                          outstanding Shares          outstanding Present and
Term Expiring 2015 For      Shares     Voted Withheld   Shares      Voting

Ann Torre Bates	  22,275,092 58.81%   65.40%  11,603,117  30.64%     34.06%
David W. Niemiec  22,283,714 58.84%   65.42%  11,594,495  30.61%     34.04%
Frank A. Olson    22,189,951 58.59%   65.15%  11,688,258  30.86%     34.31%
Robert E. Wade    22,311,548 58.91%   65.50%  11,566,661  30.54%     33.96%


* Harris J. Ashton, Frank J. Crothers, Edith E. Holiday, J. Michael Luttig, Charles B. Johnson, Gregory E. Johnson, Larry D. Thompson and
Constantine D. Tseretopoulos.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2012.


          Shares Voted	 % of outstanding Shares     % of Voted Shares
For        33,727,829           89.05%                   99.02%
Against       190,020            0.51%                    0.56%
Abstain       144,327            0.38%                    0.42%
Total      34,062,176           89.94%                  100.00%